Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED 29 JULY 2020)

www.verify.gov.ky File#: 255425

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED 29 JULY 2020)

1.	The name of the company is Gogoro Inc. (the “Company”).

2.

The registered office of the Company will be situated at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended) of the Cayman Islands (the “Law”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Law.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The capital of the Company is US$107,737,264.1464 divided into 85,714,286 Series C Preferred Shares of a nominal or par value of US$1.00 each, 229,781,464 Ordinary Shares of a nominal or par value of US$0.0001 each and 22,000,000 Redeemable Preferred Shares of a nominal or par value of US$1.00 each provided always that subject to the Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

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POWERS AND DUTIES OF DIRECTORS	22

BORROWING POWERS OF DIRECTORS	23

THE SEAL	24

DISQUALIFICATION OF DIRECTORS	24

PROCEEDINGS OF DIRECTORS	24

RESERVED MATTERS	26

DIVIDENDS	27

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	28

CAPITALISATION OF RESERVES	28

SHARE PREMIUM ACCOUNT	29

NOTICES	29

INDEMNITY	30

NON-RECOGNITION OF TRUSTS	31

WINDING UP	31

AMENDMENT OF ARTICLES OF ASSOCIATION	31

CLOSING OF REGISTER OR FIXING RECORD DATE	31

REGISTRATION BY WAY OF CONTINUATION	32

MERGERS AND CONSOLIDATION	32

DISCLOSURE	32

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COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

GOGORO INC.

(ADOPTED BY SPECIAL RESOLUTION DATED 29 JULY 2020)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Law shall not apply to Gogoro Inc. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Affiliate” means, with respect to an entity, any other entity that, directly or indirectly, controls or is controlled by or is under common control with the first entity. An entity controls another when it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting securities or voting interests of the said other entity or when it controls the composition of the board of directors of the said other entity.

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Closing Date” has the meaning given in the RPS Subscription Agreement(s).

“Debt” means (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company or any Group Company, whether or not represented by bonds, debentures, notes, or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, or otherwise and (b) all guaranties, endorsements, assumptions and other contingent obligations of the Company or any Group Company in question in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in (a) above.

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“Deemed Liquidation Event” means if the Directors, pursuant to any resolution cause:

a)

a merger, restructuring, reorganization, share purchase (including, without limitation, direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of the Company’s outstanding shares, or of any interest or rights in or of the Company’s outstanding shares, share-for-share exchange) or consolidation of the Company with or into any other company or companies or other entity or entities or transaction or any other corporate reorganization in which the holders of the Company’s voting securities prior to such transaction beneficially own or control less than a majority of the outstanding voting securities of the surviving company or other entity after such transaction on account of shares held by such holders immediately prior to such transaction; or

b)

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company of all or substantially all the assets of the Company taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Enforcer” the person appointed to act as enforcer of the Management Trust from time to time.

“Gold Sino” means Gold Sino Assets Limited.

“Group Companies” (and each a “Group Company”) refers to the Company and all subsidiaries or Affiliates via which the Company conducts all or part of its business, including, without limitation, Gogoro Taiwan Limited and “Group” means the Company and its subsidiaries and Affiliates.

“Independent Director” means a Director who is an independent director as defined in the Article 94A.

“Investors” mean, collectively, Gold Sino and XianBase.

“Investor’s Rights Agreement” means the Investor’s Rights Agreement entered into in 2017 in respect of the Company between the Company and the holder of Series C Preferred Shares named therein.

“IPO” means an initial public offering of the securities of the Company or the subsidiary of the Company, Gogoro Taiwan Limited, in conjunction with the admission to trading on either the Taiwan Stock Exchange Main Board, Hong Kong Stock Exchange Main Board or NASDAQ Stock Exchange, or New York Stock Exchange; provided that the aggregate gross proceeds of such an initial public offering to the Company (before deductions of underwriters’ commissions and expenses) equals or exceeds US$100 million, at a price per share to the public equal to at least the Issue Price as adjusted for a 10% IRR.

“Issue Price” means the issue price of the Series C Preferred Shares per share as provided under the Series C Subscription Agreement.

“Law” means the Companies Law (as amended) of the Cayman Islands.

“Management” means, collectively, the founders, management and employees of the Group.

“Management Trust” means Gogoro Incorporated Management Trust.

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“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Group Companies taken as a whole, (b) a material impairment of the ability of the Company to perform its obligations under this Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of the RPS Subscription Agreement(s) against the Company.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Loss” or “Losses” means any direct claims, losses, liability, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in defence of any of the foregoing).

“Office” means the registered office of the Company as required by the Law.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“Ordinary Shares” means the ordinary shares of a nominal or par value of US$0.0001 each in the capital of the Company.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Law and these Articles, means the Register maintained by the Company pursuant to the Law and these Articles that is not designated by the Directors as a Branch Register.

“Redeemable Preferred Shares” means the Redeemable Preferred shares of a nominal or par value of US$1.00 each in the capital of the Company.

“Register” means the register of Members of the Company required to be kept pursuant to the Law and includes any Branch Register(s) established by the Company in accordance with the Law.

“RPS Reserved Matters” has the meaning given in Article 19.

“RPS Subscription Agreement(s)” means the Share Subscription Agreement(s) entered into in 2020 in respect of the Redeemable Preferred Shares of the Company between the Company and the holder of Redeemable Preferred Shares named therein.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

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“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Securities” has the meaning ascribed to it in Sub-Article 131(d).

“Series C Conversion Price” shall initially be the Issue Price, and shall be adjusted pursuant to the anti-dilution protection provided in Article 15A.

“Series C Preferred Shares” means the Series C Preferred Shares of a nominal or par value of US$1.00 each in the capital of the Company.

“Series C Reserved Matters” has the meaning given in Article 16.

“Series C Subscription Agreement” means the Share Subscription Agreement entered into in 2017 in respect of the Company among the Company and the subscribers for Series C Preferred Shares named therein.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Shareholders Agreement” means the Shareholders Agreement in respect of the Company to be entered into by and among Samuel Yin and his designated entity, Gold Sino Assets Limited, Cher Wang and her designated entity, XianBase Investment, Ltd., Horace Luke (in his capacity as Enforcer of Gogoro Incorporated Management Trust)(as substituted from time to time) and the Company, as amended from time to time.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Law.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Law, being a resolution:

(a)

passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Special Resolution of the Directors” means a resolution determined by the Directors with the consent of at least two-thirds of the Directors at a meeting, the quorum of which shall be at least two-thirds of all the Directors, or by resolution in writing signed by at least two-thirds of at least two-thirds of all the Directors.

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“Subscription Agreement” means the Share Subscription Agreement in respect of the Company entered into by and among Samuel Yin and his designated entity, Gold Sino Assets Limited, Cher Wang and her designated entity, XianBase Investment, Ltd., Horace Luke (in his capacity as Enforcer of Gogoro Incorporated Management Trust)(as substituted from time to time) and the Company, as amended from time to time.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“XianBase” means XianBase Investment, Ltd.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a US dollar or US dollars (or US$) and to a US cent or US cents is reference to dollars and cents of the United States of America;

(e)	reference to an NT dollar or NT dollars (or NT$) and to an NT cent or NT cents is a reference to dollars and cents of the Republic of China;

(f)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(h)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

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7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Law and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Law, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Law.

SHARES

8.

Subject to these Articles, including the Series C Reserved Matters, the RPS Reserved Matters and Articles 131 and 132, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	[Blank]

10.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

11.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

ORDINARY SHARES

13.

Ordinary Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company on the basis of one vote per Ordinary Share. Subject to Article 158, in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, holders of Ordinary Shares shall be entitled, subject to Article 14 and Article 17, to an amount equal to the capital paid up on such Ordinary Shares. Ordinary Shares confer no other right to participate in the profits or assets of the Company.

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SERIES C PREFERED SHARES

14.

Series C Preferred Shares shall carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company on the basis of one vote per Series C Preferred Share. Subject to Article 158, in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, holders of Series C Preferred Shares shall be entitled, subject to Article 17, to an amount equal to the subscription price paid on such Series C Preferred Shares, in preference over the holders of Ordinary Shares to receive any amount in respect of the Ordinary Shares. Each Series C Preferred Share shall be entitled, subject to Article 17, to share equally with each Ordinary Share in such dividends and distributions as may be declared by the Company from time to time.

15.

The Series C Preferred Shares shall convert in whole or in part into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the Issue Price by the applicable Series C Conversion Price in effect at the time of conversion, by means of repurchase of the Series C Preferred Shares and issue of Ordinary Shares to the holders of the repurchased Series C Preferred Shares by the Company:

(a)

in whole, upon the Company’s submission of an application with Taipei Exchange for listing on the Emerging Stock Board or the Company’s submission of a listing application to the Taiwan Stock Exchange Main Board in connection with its IPO; or

(b)

in whole, upon closing of the IPO if the Company submits a listing application to either Hong Kong Stock Exchange Main Board, NASDAQ Stock Exchange or New York Stock Exchange in connection with its IPO; or

(c)

in part (i.e., the number of Series C Preferred Shares held by the holder of such Series C Preferred Shares), at any time upon mutual consent of the Company and the holder of such Series C Preferred Shares.

15A.

Prior to IPO, in case of issuance any shares (whether Ordinary Shares or preferred shares) or any equity-linked securities of the Company (other than the Ordinary Shares issued in accordance with Equity Incentive Award Plans) for a price per share less than the Issue Price, the Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the formula provided under the Series C Subscription Agreement.

16.

The prior written consent of the holders of Series C Preferred Shares representing a majority of the issued Series C Preferred Shares will be required in respect of each of the following matters (the “Series C Reserved Matters”) provided that all holders of Series C Preferred Shares shall be entitled to receive due notice and request for approval:

(a)	any alteration or change of the rights, preferences or privileges of Series C Preferred Shares;

(b)	any reduction of share capital of the Company;

(c)

any acquisition or disposal or series of linked acquisitions or disposals, with a value in excess of US$50 million sale of control/contribution of assets, merger, consolidation of the Company or any members of the Group;

(d)

engagement by the Company or any members of the Group in any business materially different from that described in the then current business plan or the cessation of any business undertaking of the Company or any members of the Group;

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(e)

any capital raising or issuance by the Company (whether by way of debt, equity , instruments convertible into equity or otherwise) except for up to 50,000,000 Ordinary Shares issued or to be issued prior to the IPO under the Equity Incentive Award Plans (as defined in the Series C Subscription Agreement)) which exist as of March, 2017;

(f)

any amendment to the Memorandum of Association or the Articles of Association of the Company or to the constitutional documents of any other member of the Group; however, in respect of members of the Group other than the Company, this provision shall not apply where an amendment relates to an increase in the authorized share capital of such Group member or any amendment which be made in connection with any mandatory requirement under applicable laws or regulations;

(g)	the dissolution or liquidation of the Company or any members of the Group;

(h)

any connected transaction or related party transaction with a value in excess of US$5 million; except for the daily operations between and/or among the members of the Group located in Taiwan; provided, however, if any Series C Preferred Share shareholder is a party to the connected transaction or related party transaction, no written consent from such Series C Preferred shareholder shall be required for said connected transaction or related party transaction, and the Series C Preferred Shares held by such holder of the Series C Preferred Share shall not be counted as the outstanding shares of the Series C Preferred Shares when calculating the majority of the outstanding shares of the Series C Preferred Shares;

(i)	any change in accounting methods or policies applicable to the Company (other than IFRS, US and Taiwan GAAP);

(j)

the repurchase, redemption or other acquisition of any Ordinary Shares unless such purchase, redemption or other acquisition is made due to mandatory requirement under the applicable laws or regulations;

(k)

the issuance of any equity securities that have rights, preferences or privileges that are superior to Series C Preferred Shares or (ii) any transaction that could have a material adverse effect on or be detrimental to the rights of the Series C Preferred Shares,

For the avoidance of doubt, the prior written consent of the holders of Series C Preferred Shares in respect of the Series C Reserved Matters need not be in the form of written resolutions or resolutions passed at a meeting of the Company or a Class meeting of the Series C Preferred Shares.

16A.

When any matter set out in Article 16 requires approval by an Ordinary Resolution or by a Special Resolution in accordance with the Cayman Islands law and it receives sufficient positive votes for it to be approved in accordance with Cayman Islands law but such matter did not receive the prior written consent of the holders of Series C Preferred Shares representing a majority of the issued Series C Preferred Shares, the voting on such Ordinary Resolution or Special Resolution shall be re-tabulated and in such re-tabulation of votes, the holders of Series C Preferred Shares who voted against such Ordinary Resolution or Special Resolution shall have the number of votes equal to the aggregate number of votes of all Shareholders who voted in favour of such Ordinary Resolution or Special Resolution plus one.

REDEEMABLE PREFERRED SHARES

17.

Subject to Article 19 and Article 19A below, Redeemable Preferred Shares shall not carry the right to receive notice of and to attend, to speak at and to vote at any general meeting of the Company. Subject to Article 158, in the event of a winding-up, liquidation or dissolution of the Company, whether voluntary or involuntary or for the purposes of a reorganisation or otherwise or upon any distribution of capital, holders of Redeemable Preferred Shares shall be entitled to an amount equal to:

(a)	the subscription price paid on such Redeemable Preferred Shares plus

(b)	any declared but unpaid Redeemable Preferred Dividends in respect of such Redeemable Preferred Shares,

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(in each case adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) in preference over both: (i) the holders of the Series C Preferred Shares to receive an amount equal to the subscription price paid on such Series C Preferred Shares; and (ii) the holders of Ordinary Shares to receive any amount in respect of the Ordinary Shares (and in the event the assets of the Company shall be insufficient to make payment of the foregoing amounts to the holders of the Redeemable Preferred Shares in full, such assets shall be distributed solely to the holders of the Redeemable Preferred Shares pro rata to the full amounts which they would otherwise have been entitled to receive thereon). Each Redeemable Preferred Share shall confer on the holders of the Redeemable Preferred Share the right to participate in any dividend or distribution on the Redeemable Preferred Shares in accordance with Article 134. Redeemable Preferred Shares otherwise confer no other right to participate in the profits or assets of the Company.

18.	Redeemable Preferred Shares confer no right to convert such Redeemable Preferred Shares in whole or in part into any number of fully paid and non-assessable Shares.

19.

The prior written consent of the holders of Redeemable Preferred Shares representing a majority of the issued Redeemable Preferred Shares will be required in respect of each of the following matters (the “RPS Reserved Matters”) provided that all holders of Redeemable Preferred Shares shall be entitled to receive due notice and request for approval:

(a)	any alteration or change of the rights, preferences or privileges of Redeemable Preferred Shares;

(b)	any investment, pledge or a series thereof, by the Company not within its ordinary course of business and in excess of US$35,000,000;

(c)	any redemption or repurchase of shares of the Company, other than any redemption or repurchase of shares contemplated by Articles 21 and 22;

(d)	any capital raising or the incurring by the Company of any Debt in excess of US$35,000,000, the terms of which involve any liquidation preference superior to that of the Redeemable Preferred Shares;

(e)	any disposals or transfers of major assets or patents to a recipient other than an Affiliate of the Company, which would cause a Material Adverse Effect; and

(f)

engagement by the Company or any members of the Group in any business materially different from that described in the then current business plan or the cessation of any business undertaking of the Company or any members of the Group.

For the avoidance of doubt, the prior written consent of the holders of Redeemable Preferred Shares in respect of the RPS Reserved Matters need not be in the form of written resolutions or resolutions passed at a meeting of the Company or a Class meeting of the Redeemable Preferred Shares.

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19A.

When any matter set out in Article 19 requires approval by an Ordinary Resolution or by a Special Resolution in accordance with the Cayman Islands law and it receives sufficient positive votes for it to be approved in accordance with Cayman Islands law but such matter did not receive the prior written consent of the holders of Redeemable Preferred Shares representing a majority of the issued Redeemable Preferred Shares, the voting on such Ordinary Resolution or Special Resolution shall be re-tabulated and in such re-tabulation of votes, the holders of Redeemable Preferred Shares who did not consent to such Ordinary Resolution or Special Resolution shall have the number of votes equal to the aggregate number of votes of all Shareholders who voted in favour of such Ordinary Resolution or Special Resolution plus one.

20.	The Directors shall not exercise any power of the Company to allot or issue shares on any terms unless:

(a)

in the case of the proposed allotment or issue of shares of a class already allotted or issued, an offer (capable of acceptance for a period of not less than fourteen days) has been made to each person who holds Redeemable Preferred Shares to allot to him a proportion of those shares which is equal to his pro rata proportion (calculated by reference to all of the Redeemable Preferred Shares in issue) of 1 per cent. of the number shares so proposed to be allotted and issued, subject to the right of any such person to whom the offer is made to apply (on a pro-rata basis with other persons to whom such offer was made and who have taken up their entitlement) for any shares not so taken up, and the period during which such offers may be accepted has expired or the Company has received notice of the acceptance or refusal of every offer so made;

(b)

in the case of the proposed allotment or issue of shares of a new class of share, an offer (capable of acceptance for a period of not less than fourteen days) has been made to each person who holds Redeemable Preferred Shares to allot to him a proportion of those shares which is equal to his pro rata proportion (calculated by reference to all of the Redeemable Preferred Shares in issue) of 1 per cent. of the number shares so proposed to be allotted and issued and subject to the right of any such person to whom the offer is made to apply (on a pro-rata basis with other persons to whom such offer was made and who have taken up their entitlement) for any shares not so taken up, and the period during which such offer may be accepted has expired or the Company has received notice of the acceptance or refusal of every offer so made.

21.

Subject to any rights or restrictions for the time being attached to any Redeemable Preferred Shares the Company may, at any time after the first anniversary of the Closing Date in respect of such Redeemable Preferred Shares, compulsorily redeem any or all of such Redeemable Preferred Shares for any reason or for no reason as the Directors may determine upon not less than five business days’ notice prior written notice to such holder of Redeemable Preferred Shares for such price calculated in accordance with Schedule 2 of these Articles and from the day on which such redemption is effected shall have no other Shareholder’s rights except the right to receive such price calculated in accordance with Schedule 2 of these Articles

22.	Immediately prior to the completion of any Deemed Liquidation Event:

(a)	the Company shall compulsorily redeem all of the Redeemable Preferred Shares in issue; and

(b)

upon such compulsory redemption being exercised by the Company against a holder of Redeemable Preferred Shares, such holder of Redeemable Preferred Shares will be entitled to receive a redemption price in respect of his Redeemable Preferred Shares so redeemed equal to:

(i)	the subscription price paid on such Redeemable Preferred Shares plus

(ii)	any declared but unpaid Redeemable Preferred Dividends in respect of such Redeemable Preferred Shares,

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(in each case adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), and from the day on which such compulsory redemption is effected shall have no other Shareholder’s rights except the right to receive such redemption price.

MODIFICATION OF RIGHTS

23.

Subject to these Articles, including Articles 16, 19, 131 and 132, whenever the capital of the Company is divided into different Classes the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

24.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

25.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

26.

Any certificate representing Shares shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend as may be required by agreement or by applicable laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS AS SET FORTH IN THE SHAREHOLDERS AGREEMENT AMONGST THE ISSUER AND THE SHAREHOLDERS AND THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE ISSUER, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

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FRACTIONAL SHARES

27.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

28.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether he is the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by him or his estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

29.

The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

30.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

31.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

32.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

33.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

34.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

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35.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

36.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

37.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

38.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

39.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

40.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

41.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

42.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

43.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

44.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

45.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

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TRANSFER OF SHARES

46.

No sale, assignment, transfer, pledge, encumbrance or disposal of any Redeemable Preferred Shares shall be permitted without the prior written consent of the Directors. The Directors shall decline to register any purported sale, assignment, transfer, pledge, encumbrance or disposal of any Redeemable Preferred Shares which does not comply with the requirements of this Article.

47.

The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

48.	The Directors may in their absolute discretion decline to register any transfer of Shares without assigning any reason therefor.

49.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

50.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

51.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

52.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

53.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

54.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

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55.	Subject to Articles 23, 24, 131 and 132, the Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

56.	Subject to the Series C Reserved Matters, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

57.	Subject to the Law, the Series C Reserved Matters, the RPS Reserved Matters and Articles 131 and 132, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

58.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

59.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

60.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

TREASURY SHARES

61.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Law. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

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62.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

63.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Law, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

64.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

65.	The Directors may, whenever they think fit, convene a general meeting of the Company.

66.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any postponement, which postponement may be for a stated period of any length or indefinitely as the Directors may determine.

67.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

68.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

69.

At least seven clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and, in case of special business, the general nature of that business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

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70.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

71.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

72.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

73.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

74.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

75.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

76.

If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

77.	The chairman may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in his sole opinion, he considers it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

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but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

78.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

79.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

80.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

81.

A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

82.

Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

83.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

84.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

85.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

86.	On a poll votes may be given either personally or by proxy.

87.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

88.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

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89.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

90.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

91.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

92.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

93.

The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

94.

The Company may by Ordinary Resolution appoint any natural person or corporation to be a Director (including an Independent Director). The qualification, appointment, discharge, exercise of authority and other compliance of Directors and Independent Directors shall be subject to the Law and these Articles.

94A.

Independent Directors shall possess professional knowledge and maintain independence within the scope of their directorial duties without having any direct or indirect interest in the Company in accordance with the following requirements:

(a)	an Independent Director shall meet one of the following professional requirements and have at least five years of work experience:

(i)

an instructor or higher position in a department of business, law, finance, accounting or other academic department related to the businesses of the Company in a public or private college or university;

(ii)

a judge, prosecutor, attorney, certified public accountant or other professional who has passed a national examination and been awarded a certificate in his/her profession related to the businesses of the Company; or

(iii)	have work experience in the area of business, law, finance, or accounting or area related to the businesses of the Company;

(b)	a person who has any of the following matters shall not be eligible for serving as an Independent Director. If he was already be elected as an Independent Director, he shall ipso facto be dismissed:

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(i)

committed an offence as specified in organized crimes law and subsequently adjudicated guilty by a final judgment, and the period elapsed after he has served the full term of the sentence is less than five years;

(ii)

committed the offence of fraud, breach of fiduciary duties or misappropriation and subsequently punished with imprisonment for a term of more than one year, and the period elapsed after he has served the full term of such sentence is less than two years;

(iii)	was adjudicated guilty by a final judgment for corruption during the term of his public service, and the period elapsed after he has served the full term of such sentence is less than two years;

(iv)	was declared bankrupt, or ordered by a court to liquidate, and have not regained his rights;

(v)	was denied transaction for bounced check and such sanction has not expired yet;

(vi)	incapacity or have limited capacity;

(vii)	was declared being under guardianship and have not be terminated;

(viii)	being elected in the capacity of a government, a juristic person, or a representative thereof; or

(ix)	in violation of qualification requirements for the Independent Director set out in these Articles;

(c)	during the two years before being elected or during the term of office, an Independent Director shall not have been or be any of the following:

(i)	an employee of the Company or any of its affiliates;

(ii)

a director or supervisor of the Company or any of its affiliates except that he has been an Independent Director of the Company, its parent company, or any subsidiary, as appointed in accordance with applicable law of the Company, the parent or subsidiary;

(iii)	an individual Shareholder who, together with the Shares held by himself, his spouse, minor children and any person for his interest, holds one percent or more of the total number of issued Shares;

(iv)	one of the top ten individual Shareholders;

(v)	a spouse, relative within the second degree of kinship, or lineal relative within the third degree of kinship, of any of the persons in the preceding subparagraphs (i) to (iv);

(vi)

a director, supervisor, or employee of a corporate Shareholder that directly holds five percent or more of the total number of issued Shares or of a corporate Shareholder that is one of the top five Shareholders;

(vii)	a director, supervisor, officer, or shareholder holding five percent or more of the shares, of a specified company or institution that has a financial or business relationship with the Company; or

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(viii)

a professional individual who, or an owner, partner, director, supervisor, or officer of a sole proprietorship, partnership, company, or institution that, provides commercial, legal, financial, accounting services or consultation to the Company or to any affiliate of the Company, or a spouse thereof; provided, however, that this restriction shall not apply to a member of the remuneration committee, tender offer review committee, or special committee for merger/consolidation and acquisition, who exercises powers pursuant to the applicable laws or regulations;

(d)

the requirement of the preceding paragraph in relation to “during the two years before being elected” shall not apply if an Independent Director has served as an Independent Director of the Company or any of its affiliates, or of a specified company or institution that has a financial or business relationship with the Company, as stated in subparagraph (ii) or (vii) of the preceding paragraph, but is currently no longer in that position;

(e)	the term “specified company or institution” as used in this Article means a company or institution that has one of the following relationships with the Company:

(i)	it holds twenty percent or more but no more than fifty percent of the total number of issued Shares of the Company;

(ii)

the Shares it holds, together with those held by any of its directors, supervisors, and shareholders holding more than ten percent of the total number of issued shares of it, are equal to thirty percent or more of the total number of issued Shares, and there is a record of financial or business transactions between it and the Company. The Shares of any of the aforesaid Shareholder include the Shares held by the spouse or any minor child of that Shareholder or by any person for the interest of that Shareholder;

(iii)	it and its group companies are the source of thirty percent or more of the operating revenue of the Company;

(iv)

it and its group companies are the source of fifty percent or more of the total volume or total purchase amount of principal raw materials (those that account for thirty percent or more of total procurement costs, and are indispensable and key raw materials in product manufacturing) or principal products (those accounting for thirty percent or more of total operating revenue) of the Company.

The terms “parent”, “subsidiary”, and “group” used in this Article shall have the meanings given by the International Financial Reporting Standards.

95.	Subject to these Articles, a Director shall hold office until such time as he is removed from office by Ordinary Resolution.

96.

The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be seven. Amongst the Directors, the Company shall have at least one (1) Independent Director.

97.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

98.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

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99.

The Directors shall have power at any time and from time to time to appoint a natural person or corporation as a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR

100.

Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be required to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an officer of the Company. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

101.

Any Director may appoint any Person , whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

102.

Subject to the Law, these Articles (including the Series C Reserved Matters) and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

103.

The Directors may from time to time appoint any natural person or corporation , whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any natural person or corporation so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

104.

The Directors may appoint any natural person or corporation to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

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105.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

106.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

107.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

108.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

109.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any natural person or corporation so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

110.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

111.

The Company shall have three (3) supervisors and each of the Investors and the Management Trust shall be entitled to nominate one (1) supervisor to be appointed so long as it holds, directly and indirectly, 20% or more ownership interest in the Company. The Management Trust acting through the directions of the Enforcer shall be entitled to nominate one (1) supervisor to be appointed so long as it together with the Management collectively holds, directly and indirectly, 20% or more ownership interest in the Company.

BORROWING POWERS OF DIRECTORS

112.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

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THE SEAL

113.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

114.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

115.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

116.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to him at his last known address and signed by all of his co-Directors (not being less than two in number); or

(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

117.

The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Subject to Articles 131 and 132, questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairman shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

118.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

119.

Subject to Articles 131 and 132, the quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be at least half of all the Directors, and if there be one Director the quorum shall be one. A Director represented by proxy or by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

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120.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

121.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

122.

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

123.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

124.

When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

125.

Subject to Articles 131 and 132, a resolution in writing signed by a majority of at least half of the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of his appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

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126.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

127.

The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

128.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

129.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

130.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

RESERVED MATTERS

131.

Unless a different voting threshold is required under relevant applicable laws, the following matters of the Company shall be resolved by the Directors with the consent of at least a majority of the Directors at a meeting, the quorum of which shall be at least half of all the Directors, or by resolution in writing signed by at least half of all the Directors entitled to receive notice of a meeting of Directors:

(a)	determination of the business policy and business plans of the Company;

(b)	review and approval of the final accounting of the revenue and expenditure of the Company;

(c)	making and amendment of organisational rules of the Company;

(d)

offer or issue new securities (including issue of shares, stock options, bonds, preferred shares or other forms of securities (collectively, the “Securities”) contemplated pursuant to the Subscription Agreement or the Investor’s Rights Agreement, for which the Shareholders have a pre-emptive right to purchase their respective then pro rata share of any such new Securities;

(e)	proposal of any earnings distribution and losses make-up of the Company;

(f)	determination of any investment in another company;

(g)	final approval of the appointment, dismissal and replacement of management of the Company;

(h)	convening of a general meeting of the Shareholders;

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(i)	approval of resolutions to be passed at a general meeting of the Shareholders;

(j)	review and discussion of any matter proposed by the chief executive officer of the Company; and

(k)	determination of any significant matters in relation to the delegation of corporate power.

132.	Unless a different voting threshold is required under relevant applicable laws, the following matters of the Company shall be resolved by Special Resolution of the Directors:

(a)

offer or issue of new Securities not contemplated pursuant to the Subscription Agreement, or the Investor’s Rights Agreement for which the Shareholders have not had a pre-emptive right to purchase their respective then pro rata share of any such new Securities;

(b)	any investment exceeding 40% of the then current capital of the Company; and

(c)	any merger, share swap or spin-off, or sale or otherwise transfer of a major business or asset of the Company.

133.

To the extent considered by the Directors, any liquidation, bankruptcy, dissolution (excluding dissolution as a result of merger) or winding up of the Company shall be approved by Special Resolution of the Directors.

DIVIDENDS

134.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Law and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor, in the following order of priority:

(a)

first 100% in the payment to the holder(s) of the Redeemable Preferred Shares, until such amounts as are due in accordance with Schedule 1 of these Articles have been paid in full to the holder(s) of the Redeemable Preferred Shares; and

(b)	thereafter in the payment of any balance to the holder(s) of the Ordinary Shares and the Class C Preferred Shares, pari passu, in such amounts as determined by the Directors in their discretion.

135.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

136.

The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

137.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

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138.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie.

139.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

140.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

141.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

142.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

143.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

144.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

145.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

146.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

147.	Subject to the Law and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

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and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

148.

The Directors shall in accordance with the Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

149.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Law, out of capital.

NOTICES

150.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

151.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

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152.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

153.

Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

154.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

155.

Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

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156.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud.

NON-RECOGNITION OF TRUSTS

157.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

158.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he thinks fit in satisfaction of creditors’ claims.

159.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

160.	Subject to the Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

161.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for

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transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

162.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

163.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

164.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

165.	Subject to Articles 131 and 132, the Company may by Special Resolution resolve to merge or consolidate the Company in accordance with the Law.

DISCLOSURE

166.

The Directors, or any authorised service providers (including the officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

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SCHEDULE 1

DEFINITIONS

In this Schedule 1 the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Dividend Accrual Date” means each of the following dates in each calendar year: (i) 1 January; (ii) 1 April; (iii) 1 July; and (iv) 1 October.

“Dividend Accrual Period” means the period from and including a Dividend Accrual Date to, but excluding the next Dividend Accrual Date, except that in respect of:

(a)

the first Dividend Accrual Period following the issue of Redeemable Preferred Shares, such Dividend Accrual Period will be the period from and including the date of the issue of such Redeemable Preferred Shares to, but excluding, the next Dividend Accrual Date; and

(b)

upon the redemption of any Redeemable Preferred Share in accordance with Articles 21 and 22, the last Dividend Accrual Period in respect of such Redeemable Preferred Share will be the period from and including the last Dividend Accrual Date before the redemption of such Redeemable Preferred Share to, but excluding, the date on which such Redeemable Preferred Share is so redeemed (such date for the purposes of this sub-clause (b) being the “Special Dividend Accrual Date”).

“Dividend FX Rate” shall mean the spot rate of NT dollar and US dollar utilized by the Company to make interest payments on the Dividend Payment Date.

“Dividend Declaration Date” means each of the following dates in each calendar year: (i) 15 April; (ii) 15 July; (iii) 15 October; and (iv) 15 January.

“Dividend Payment Date” means the date falling three business days following each Dividend Declaration Date.

“Initial FX Rate” shall mean the fixed exchange rate of 29.3115 between NT dollar and US dollar as utilized by the holder of Redeemable Preferred Shares to convert NTD into USD upon the subscription of its Redeemable Preferred Shares, as evidenced by appropriate documentation provided by such holder of Redeemable Preferred Shares.

1.	REDEEMABLE PREFERRED SHARES – REDEEMABLE PREFERRED DIVIDEND

1.1

The Redeemable Preferred Shares shall entitle the holder(s) of the Redeemable Preferred Shares, to receive, in priority over to any other Shareholder all dividends and distributions to be made by the Company, the Redeemable Preferred Dividend as a non-cumulative dividend, which Redeemable Preferred Dividend shall be declared in the sole discretion of the Directors.

1.2	The “Redeemable Preferred Dividend” in respect of each Redeemable Preferred Share shall be the amounts equivalent to:

(A) multiplied by (B) multiplied by (C) divided by (D)

Where

(A)	means the subscription price paid in respect of such Redeemable; Preference Share

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(B)	means interest a rate of 7.00 per cent. per annum (assuming a year of 365 days and pro-rated for the applicable portion of the year accordingly);

(C)	means the Initial FX Rate in respect of such Redeemable Preferred Share; and

(D)	means the Dividend FX Rate in respect of the next available Dividend Payment Date.

1.3

The Redeemable Preferred Dividend shall notionally accrue either: (i) on a quarterly basis on each Dividend Accrual Date; or (ii) on the Special Dividend Accrual Date upon the proposed redemption of any Redeemable Preferred Share in accordance with Articles 21 and 22, in respect of the previous Divided Accrual Period, and if so declared in the sole discretion of the Directors, shall be declared either: (i) on a quarterly basis on or before each Dividend Declaration Date; or (ii) in the case of the proposed redemption of any Redeemable Preferred Share in accordance with Articles 21 and 22, upon the Special Dividend Accrual Date.

1.4

Subject to paragraph 1.5 below, to the extent practicable, any Redeemable Preferred Dividend declared on or before any Dividend Declaration Date shall be paid on the next available Dividend Payment Date.

1.5

Any Redeemable Preferred Dividend declared on the Special Dividend Accrual Date upon the proposed redemption of any Redeemable Preferred Share in accordance with Articles 21 and 22 shall be paid in accordance with Articles 21 and 22.

1.6

Any Redeemable Preferred Divided that has notionally accrued on any Dividend Accrual Date or Special Dividend Accrual Date, but which has not been declared as a dividend by the Directors on or before the next available Dividend Declaration Date or on the Special Dividend Accrual Date (as relevant) shall cease to accrue and shall not be payable.

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SCHEDULE 2

DEFINITIONS

In this Schedule 2 the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Initial FX Rate” shall mean the fixed exchange rate of 29.3115 between NT dollar and US dollar as utilized by the holder of Redeemable Preferred Shares to convert NTD into USD upon the subscription of its Redeemable Preferred Shares, as evidenced by appropriate documentation provided by such holder of Redeemable Preferred Shares.

“Redeemable Preferred Dividend” has the meaning given in Schedule 1 to these Articles.

“Redemption FX Rate” shall mean the spot rate of NT dollar and US dollar utilized by the Company to in the event of a redemption of Redeemable Preferred Shares made in accordance with Article 21.

1.	REDEEMABLE PREFERRED SHARES – REDEMPTION PRICE

1.1

Upon any redemption by the Company of the Redeemable Preferred Shares in accordance with Article 21, the amounts payable in respect of each Redeemable Preferred Share upon such redemption shall be equal to:

(A) multiplied by (B) divided by (C) plus (D)

Where

(A)	means the subscription price paid in respect of such Redeemable; Preference Share

(B)	means the Initial FX Rate in respect of such Redeemable Preferred Share; and

(C)	means the Redemption FX Rate; and

(D)	means any declared but unpaid Redeemable Preferred Dividend in respect of such Redeemable Preferred Share.

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